SCHEDULE A

                            (AS OF JULY 2, 2015)

                                   FUNDS

                                         ANNUAL RATE OF AVERAGE
Series                                   DAILY NET ASSETS       EFFECTIVE DATE
________________________________________________________________________________
First Trust International IPO ETF              0.70%            October 10, 2014

Firs Trust NASDAQ CEA Cybersecurity ETF        0.60%            July 2, 2015